Cascade Energy Inc.

Corporate Headquarters

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

Email: info@cascadeenergyinc.com

Date: Monday, August 22, 2005

Trading Symbol: OTCBB:CSCE

Cascade Energy Acquires Interest in Large Kansas Oil and Gas Project

Cascade Energy, Inc. (OTC BB: CSCE) today is pleased to announce that the Company has executed a memorandum of understanding (M.O.U.) to acquire a 25% working interest from a private company, in a very prospective Kansas oil and gas play. Cascade will be signing formal contracts and a joint operation agreement (J.O.A.) shortly.

Cascade and partners have now acquired participation rights in a large database that includes a geophysical survey encompassing approximately one million acres, located in central Kansas, covering parts of Ellsworth, Salina, McPherson, Reno, Harvey, Kingman, and Sedgwick counties. Total cumulative oil production through 1999 from these counties is more than 978 million barrels of oil.

The geophysical survey utilized RAM technology, owned by Paramount Energy Corp., which is a geophysical methodology used to highlight oil and gas deposits. Unlike 2-D and 3-D seismic methods, which gather information based upon artificially induced sonic responses recorded at the surface, RAM technology identifies "unique bright spots" using its proprietary software to process certain aspects of the Earth's magnetic field data.

Data is collected by a low flying aircraft equipped with specialized equipment and then analyzed by RAM software. These "unique bright spot" anomalies can be correlated to near-surface alterations caused by the slow geochemical processes that occur over both oil and gas deposits. The RAM technology is an indirect hydrocarbon indicator independent of structure so it a good tool in areas where seismic is not. Since RAM data is collected from an aircraft, large acreage surveys can be acquired many times faster and for much less cost than traditional seismic. That makes RAM an ideal first reconnaissance tool.

Several identified RAM anomalies interpreted within the survey area are believed to have hydrocarbon potential over multi-sections of lands that have never been tested with a drill bit. Most nearby production within this region of the Central Kansas Platform produces from Mississippian age and older limestone rocks above the Arbuckle dolomite formation. Some of the accumulations of hydrocarbons are stratagraphically trapped and unrelated to structure and therefore not easily identifiable by traditional seismic. The magnetic survey and interpretation of the region is of excellent quality.

Oil wells will be drilled to test the most promising prospects to the deepest known petroleum formation, the Arbuckle, generally less than 4000' in depth in the Central Kansas Platform. Drilling costs have been estimated to be in the order of $200,000 for a cased and completed well.

The Central Kansas Platform covered by the survey and interpretation contains some of the most prolific production from shallow depths in that part of the country. There are many established oil fields within the boundaries of the survey area. The survey indicates "bright spots" that could be hydrocarbon accumulations not yet discovered by traditional seismic or other older exploration technologies. Multiple prospects are expected to be generated after more extensive field tests.

Cascade and partners are proceeding to further evaluate the most prospective oil and gas drill targets utilizing complimentary geochemical and geophysical methodologies in their field testing. The operator will then recommend leases for acquisition and the exploration program will commence.

Cascade, with a 25% working interest, will be participating in a joint venture with other working interest partners who are Fidelis Energy, Inc. (25% working interest), and Silver Star Energy, Inc., which has a 20% `working interest. The private company will be carried through the drilling and completion of the first two (2) exploratory wells. The 70% joint venture working interest partners will pay 100% of the costs of drilling and completing the initial two wells. Subsequent to those first two wells, all participants in the play will contribute on a straight up working interest basis.

ABOUT CASCADE ENERGY

Cascade is an explorer for natural gas and oil with a head office in Sacramento, California, in the heart of California 's gas country. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By searching and identifying exploration and producing properties that fit the company's investment and production criteria, Cascade has formulated a strategy to prioritize assets that provide low risk, short payback period and long life reserves.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Cascade Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

Sam Johal-President